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                                       16

                 EXHIBIT 12. RATIO OF EARNINGS TO FIXED CHARGES

                                               For the 9-Months                   For the years ended June 30
                                                March 31, 2002         2001          2000         1999          1998
                                             ------------------     ------------  ------------ ------------ -------------
Pretax income from continuing operation          $  135,866           $ 177,206     $ 177,055    $ 197,719   $  231,138
Distribution of earnings from
unconsolidated affiliates                               183                 527         4,220          840          602
Fixed charges                                        39,517              64,553        57,907       57,744       64,881
                                             ------------------     ------------  ------------ ------------ -------------

Earnings                                         $  175,566           $ 242,286     $ 239,182    $ 256,303   $  296,621



Interest                                         $   37,495           $  61,576     $  56,869    $  56,837   $   63,974
Amortization of premiums and other                    2,022               2,977         1,038          907          907
                                             ------------------     ------------  ------------ ------------ -------------

Fixed Charges                                    $   39,517           $  64,553     $  57,907    $  57,744   $   64,881


Ratio of Earnings to Fixed Charges                     4.44                3.75          4.13         4.44         4.57
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